Exhibit 99

T BANK

FOR IMMEDIATE RELEASE

T BANK FILES APPLICATION FOR TRUST POWERS, ANNOUNCES AGREEMENT WITH CAIN WATTERS & ASSOCIATES

Dallas, Texas - January 17, 2006 - T Bank, N.A., (“T Bank”), the wholly owned subsidiary of First Metroplex Capital, Inc. (OTC.BB: FMPX), announced it has applied to the Office of the Comptroller of the Currency (the “OCC”) to establish trust powers. T Bank proposes to offer traditional fiduciary services, such as serving as executor, trustee, agent, administrator or custodian for individuals, nonprofit organizations, employee benefit plans and corporations.

In a related move, T Bank and Cain Watters & Associates, P.C. (“Cain Watters”) and III:I Financial Management Research, L.P. (“FMR”) have also announced that they have entered into an advisory services agreement, subject to regulatory approval, related to T Bank’s trust operations.

T Bank initially proposes to provide services primarily to clients of Cain Watters. Cain Watters is a registered investment advisor and a public accounting firm that specializes in dental practice management, including financial planning. Cain Watters currently has over 1,100 clients in 49 states. Cain Watters and its certified financial planner-employees serve as registered investment advisors for their clients. Clients of Cain Watters currently have approximately $2 billion in personal and corporate taxable and tax deferred investments.

ABOUT T BANK
T Bank is a full service commercial bank headquartered in Dallas, Texas that provides highly personalized financial services to business and individual clients. T Bank has locations on the Dallas North Tollway in North Dallas and West Plano. Our local market includes North Dallas, Addison, Plano, Frisco, Richardson, Carrollton and northeast Tarrant County. We provide our clients with the latest in banking technology along with traditional personal attention.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond T Bank’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by First Metroplex Capital, Inc. with the Securities and Exchange Commission.

Exhibit 99

CONTACT:
First Metroplex Capital, Inc.	Cain Watters & Associates, P.C.	III:I Financial Management Research, L.P.
Patrick Adams 972-720-9001 padams@tbank.com	Gary Moore 972-233-3323 gary@cainwatters.com	Paul Lyons 972-233-3323 plyons@cainwatters.com